Exhibit 99.1

Performant Financial Corporation Provides First Quarter 2013 Guidance

Announces earnings release date and teleconference

Livermore, California, April 10, 2013—Performant Financial Corporation (Nasdaq: PFMT), a leading provider of technology-enabled recovery and related analytics services, today announced preliminary guidance for its financial results and operating metrics in the first quarter 2013 as set forth below:

Preliminary Q1 Guidance
Revenues	$47.5 million - $50.5 million
Adjusted EBITDA	$10.3 million - $11.8 million
Net income	$1.3 million - $1.9 million
Adjusted net income	$2.7 million - $3.4 million
Student Loan Placement Volume	$1.5 billion - $1.8 billion
Placement Revenue as a Percentage of Placement Volume	1.8% - 2.0%
Healthcare Net Claim Recovery Volume	$80.0 million - $95.0 million
Claim Recovery Fee Rate	Approximately 11.3%

The expected 7% growth in revenues for the first quarter 2013 (at the midpoint of the range) compared to the first quarter 2012 was primarily due to increased revenues from the student lending market. Revenues from the student lending market are estimated to be between $33.0 million and $33.5 million, representing an increase of approximately 14% at the midpoint of the range compared to the three months ended March 31, 2012. The estimated 36% decrease in net income compared to the first quarter of 2012 (at the midpoint of the range) was primarily due to an approximately 16% decrease in revenues from the healthcare market, which are estimated to be between $9.2 million and $11.2 million. Reduced healthcare revenues in the quarter primarily reflect the Company’s inability to audit certain healthcare providers in the fourth quarter of 2012 following Hurricane Sandy and a temporary interruption during the first quarter in claim processing by the Company’s principal healthcare client that delayed recognition of certain revenues until after quarter end. The Company also incurred higher operating expenses consistent with the growth of the Company’s healthcare claim recovery activities. In addition, the Company had expenses of approximately $1.6 million associated with its public offering completed in February 2013, and these expenses were not deductible for tax purposes. This resulted in an effective tax rate of approximately 50%; absent these offering expenses, the Company believes that its effective tax rate would have been approximately 40%.

First Quarter Earnings Release Date and Teleconference

The Company also announced that it will release its first quarter 2013 earnings after the market closes on May 9, 2013. The Company will hold a conference call to discuss results at 5:00 pm (Eastern Time) that day. The conference call can be accessed by dialing 1-877-941-2068 (domestic) or 1-480-629-9712 (international). A telephonic replay will be available approximately one hour after the call and can be accessed by dialing 1-877-870-5176, or for international callers, 1-858-384-5517. The passcode for both the live call and the replay is

4613880. The telephonic replay will be available until 11:59 pm (Eastern Time) on May 16, 2013, and an audio webcast will be available for up to one year on the Company’s investor relations website.

Interested investors and other parties may also listen to a simultaneous webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at investors.performantcorp.com. The on-line replay will be available on the website immediately following the call.

Terms used in this Press Release

Student Loan Placement Volume refers to the dollar volume of defaulted student loans first placed with us during the specified period by public and private clients for recovery. Placement Volume allows us to measure and track trends in the amount of inventory our clients in the student lending market are placing with us during any period. The revenue associated with the recovery of a portion of these loans may be recognized in subsequent accounting periods, which assists management in estimating future revenues and in allocating resources necessary to address current Placement Volumes.

Net Claim Recovery Volume refers to the dollar volume of improper Medicare claims that we have recovered for CMS during the applicable period net of any amount that we have reserved to cover appeals by healthcare providers. We are paid recovery fees as a percentage of this recovered claim volume. We calculate this metric by dividing our claim recovery revenue by our Claim Recovery Fee Rate. This metric shows trends in the volume of improper payments within our region and allows management to measure our success in finding these improper payments, over time.

About Performant Financial Corporation

Performant Financial Corporation is a leading provider of technology-enabled recovery and related analytics services. The Company’s services help identify and recover delinquent or defaulted assets and improper payments for various government, healthcare and financial services markets in the United States. The Company was founded in 1976 and is headquartered in Livermore, California.

Note Regarding Use of Non-GAAP Financial Measures

In this press release, to supplement our consolidated financial statements, the Company presents the following non-GAAP measures: adjusted EBITDA and adjusted net income. These measures are not in accordance with generally accepted accounting principles (GAAP) and accordingly reconciliations of adjusted EBITDA and adjusted net income to net income determined in accordance with GAAP are included in the “Reconciliation of Non-GAAP Results” table at the end of this press release. We have included adjusted EBITDA and adjusted net income in this press release because they are key measures used by our management and board of directors to understand and evaluate our core operating performance and trends and to prepare and approve our annual budget. Accordingly, we believe that adjusted EBITDA and adjusted net income provide useful information to investors and analysts in understanding and evaluating our operating results in the same manner as our management and board of directors. Our use of adjusted EBITDA and adjusted net income has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. In particular, many of the adjustments to our GAAP financial measures reflect the exclusion of items, specifically interest, tax and depreciation and amortization expenses, equity-based compensation expense and certain other non-operating expenses, that are recurring and will be reflected in our financial results for the foreseeable future. In addition, these measures may be calculated differently from similarly titled non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

Forward-Looking Statements

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding our expected first quarter 2013 financial results and operating metrics. These forward-looking statements are based on current expectations, estimates, assumptions and projections that are subject to change and actual results may differ materially from the forward-looking statements. The preliminary financial results for our first quarter 2013 are subject to the completion of our financial closing procedures and any adjustments arising from the audit of our 2013 consolidated financial statements. Factors that could cause actual results to differ materially include, but are not limited to, the high level of revenue concentration among the Company’s five largest customers, that many of the Company’s customer contracts are subject to periodic renewal, are not exclusive and do not provide for committed business volumes, that the Company faces significant competition in all of its markets, that the U.S. federal government accounts for a significant portion of the Company’s revenues, that future legislative and regulatory changes may have significant effects on the Company’s business, failure of the Company’s or third parties’ operating systems and technology infrastructure could disrupt the operation of the Company’s business and the threat of breach of the Company’s security measures or failure or unauthorized access to confidential data that the Company possesses. More information on potential factors that could affect the Company’s financial condition and operating results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Form 10-K for the year ended December 31, 2012. The forward-looking statements are made as of the date of this press release and the Company does not undertake to update any forward-looking statements to conform these statements to actual results or revised expectations.

Contact Information

Richard Zubek

Investor Relations

925-960-4988

investors@performantcorp.com

Reconciliation of Non-GAAP Results

Three Months Ended March 31, 2013
(in thousands)
Reconciliation of Adjusted EBITDA:
Net income	$1,270 to 1,935
Provision for income taxes	1,264 to 2,099
Interest expense	2,966
Depreciation and amortization	2,509
Deal expenses(1)	1,579
Stock based compensation	712

Adjusted EBITDA	$10,300 to 11,800

Three Months Ended March 31, 2013
(in thousands)
Reconciliation of Adjusted Net Income:
Net income	$1,270 to 1,935
Deal expenses(1)	1,579
Stock based compensation	712
Amortization of intangibles(2)	933
Deferred financing amortization costs(3)	285
Tax adjustments(4)	(2,061)

Adjusted net income	$2,717 to 3,382

(1)	Represents expenses associated with our public offering completed in February 2013.
(2)	Represents amortization of capitalized expenses related to the acquisition of Performant by an affiliate of Parthenon Capital Partners in 2004, the impairment expense to reduce the carrying amount of the intangible asset due to our decision to terminate a client contract in 2009 and an acquisition in the first quarter of 2012 to enhance our analytics capabilities.
(3)	Represents amortization of capitalized financing costs related to debt offerings conducted in 2009, 2010 and 2012.
(4)	Represents tax adjustments assuming a marginal tax rate of 40%.

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